Exhibit 99.1

Official Payments Reports Results from Fiscal Year 2012 and its Fourth Fiscal Quarter:
Revenue from continuing operations increased to $135.7M for fiscal 2012
Net loss from continuing operations narrowed to ($6.0M) for fiscal 2012
Adjusted EBITDA from continuing operations improved to $4.8M in fiscal 2012, an increase of $5.3M from fiscal 2011

Norcross, GA, December 12, 2012 – Official Payments Holdings, Inc. (Nasdaq: OPAY), a leading provider of electronic payment solutions, reported results today for its fiscal 2012 fourth quarter (Q4 '12) and fiscal year ended September 30, 2012 (Fiscal 2012 or FY '12). The Company will host a call/webcast today at 5:00 p.m. EDT to review its results:
Conference Call Dial-In:		800-857-9792 Participant code – "OPAY"
Webcast/Replay:		http://investors.officialpayments.com
Replay Dial-In:	800-873-2149	– 10:00 pm ET, Wednesday, Dec. 12, 2012 to
11:59 pm ET, Wednesday, Jan. 2, 2013

FY' 12 Highlights:
Official Payments Holdings, Inc. reported revenue from continuing operations of $135.7 million for fiscal 2012, an increase of 4.3% over fiscal 2011. Fiscal 2012 Payment Solutions net revenue, which reflects Payment Solutions revenues less related processing and interchange fees, improved by 36.2% in fiscal 2012 versus fiscal 2011. The improvement was principally due to lower debit card fees established by the Durbin Amendment in October 2011, as well as negotiated reductions in credit interchange rates and other processing costs. General and administrative and selling and marketing expenses increased a combined 31.0% versus 2011, primarily as a result of increases in performance-based compensation, a one-time restructuring charge associated with the relocation of company headquarters to Norcross, Georgia, an increase in share based compensation and an increase in technology-related personnel expense.

Official Payments reported a net loss from continuing operations of $6.0 million, or $0.36 per share, compared to the prior year's net loss from continuing operations of $7.4 million, or $0.43 per share. Continuing operations consists of the Payment Solutions segment, which contributed more than 99% of the company's revenue from continuing operations in fiscal 2012, with nominal revenue contributions from the legacy voice and systems automation (VSA) operations that are in the process of being wound down.

Adjusted EBITDA from continuing operations improved to positive $4.8 million in fiscal 2012 from negative $0.5 million in fiscal 2011.

Payment Solutions net revenue and Adjusted EBITDA from continuing operations are non-GAAP financial measures.  These measures are defined and reconciled to GAAP financial measures below.

Q4 '12 Overview:
Q4 is seasonally the Company's slowest period of payment volume, given the timing of annual taxes, semiannual tuition and other non-monthly payments. Fiscal Q4 2012 revenue from continuing operations improved by 1.5% versus fiscal Q4 2011, Payment Solutions net revenue improved by 38.5% versus fiscal Q4 2011, while general and administrative and selling and marketing expenses increased a combined 14.8% to $9.5 million versus fiscal Q4 2011.

Official Payments reported a net loss from continuing operations of $2.1 million in fiscal Q4 2012, or $0.12 per share, as compared with a loss of $3.6 million, or $0.21 per share, in fiscal Q4 2011.

Adjusted EBITDA from continuing operations rose to positive $0.2 million in fiscal Q4 2012 versus negative $1.4 million in fiscal Q4 2011. This marks the fourth consecutive quarter of positive Adjusted EBITDA from continuing
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operations and the first time since 2004 that the Company has recorded positive Adjusted EBITDA from continuing operations in all four quarters of a fiscal year.

Cash Position and Use of Cash
Official Payments' year-end cash and cash equivalents decreased by approximately $0.7 million from $39.8 million at fiscal year-end 2011 to $39.1 million at fiscal year-end 2012, and by approximately $1.7 million versus June 30, 2012. Our $39.1 million in cash and cash equivalents included $5.6 million of accrued discount fees and $17.0 million of funds that have settled or will settle to us that we had not yet distributed to our clients due to the timing of bank transactions.  Offsetting these liabilities was $15.3 million of cash which we received within two days of the fiscal year end as settlements from credit card companies or banks.

Management Overview
Alex P. Hart, President and CEO, stated, "In the fourth quarter of fiscal 2010 we initiated a plan to turn around the Company's operations and financial performance. Our Q4 and full fiscal year operating results in 2012 highlight the significant progress we have made in this effort."

"Central to the turnaround were major upgrades we made to our payment services infrastructure. During fiscal 2012 we completed the bulk of the upgrade work, allowing us to shift our focus to the consolidation of our three payment processing platforms onto a single platform. We now expect to be substantially complete with this process by the end of calendar 2013 at an anticipated cost of approximately $3 million – well below the $10 to $12 million we projected two years ago.  Upon completion of this consolidation we expect to realize significant ongoing cost savings and to be able to deploy new products and services more quickly and efficiently."

Mr. Hart added, "With the operational turnaround largely complete and our platform consolidation project expected to be substantially concluded in a year, we are now able to focus our attention on increasing adoption within our existing client base and expanding our list of clients through direct sales, expanded alliances, and tuck-in acquisitions. A key to increasing both adoption and new client acquisition is the delivery of new products and services that enable our customers to pay their bills where, when, and how they want to pay them.  Two of the exciting products that we'll be launching after the first of the year will give our customers unprecedented levels of convenience and ease of use – an electronic bill presentment solution that will enable our clients to deliver interactive ebills with all of the rich functionality that customers have come to expect from their online service providers, and mobile payment apps for the iPad, iPhone, and Android phones and tablets that extend that great online experience to wherever they happen to be when they have a moment to pay a bill."

Financial Guidance
Based on the Company's current expectations of continued operational improvements and initial benefits from its sales and marketing efforts, it is providing the following financial guidance for fiscal 2013:

•	The Company believes that Adjusted EBITDA from continuing operations will be approximately $7.2 million in fiscal year 2013, approximately 50% above fiscal year 2012;

Non-GAAP Financial Measures
Official Payments uses the following non-GAAP financial measures in this press release:  Adjusted EBITDA from continuing operations and Payment Solutions net revenue. We define Adjusted EBITDA from continuing operations as net loss from our continuing operations before interest expense net of interest income, income taxes, depreciation and amortization, restructuring charges and share-based compensation expense. We define Payment Solutions net revenue as Payment Solutions gross revenue less discount fees. Discount fees include interchange fees and other processing-related dues, assessments and fees. Payment Solutions gross revenue is defined as revenue from continuing operations less revenue from VSA operations.

Management believes these measures are useful for evaluating our performance against the performance of peer companies within the electronic payments industry, and that they provide investors with additional transparency on the financial measures used in management's decision-making.  Management believes that Payment Solutions net revenue provides additional information about our business, as we wind-down our VSA operations.  We also use Adjusted EBITDA from continuing operations, together with other criteria, in our executive compensation program. Non-GAAP financial measures should not be considered a substitute for the reported results prepared in accordance with generally accepted accounting principles in the United States, or US GAAP.  Our definitions used to calculate non-GAAP financial measures may differ from those used by other companies.

These measures are reconciled to GAAP financial measures in the tables below:
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Reconciliation of Adjusted EBITDA from continuing operations to net loss from continuing operations:
(in thousands)	Q4 Fiscal 2012	Q4 Fiscal 2011	Change		Fiscal 2012	Fiscal 2011	Change
Net loss from continuing operations	$(2,072)	$(3,606)	$	+1,534	$(5,966)	$(7,432)	$	+1,466
Adjustments:
Depreciation/Amortization	1,734	1,894		(160)	7,354	7,314		+40
Share based compensation	477	305		+172	1,830	(216)		+2,046
Restructuring charge	—	—		—	1,493	—		+1,493
Taxes	49	39		+10	53	(100)		+153
Interest (income) expense, net	1	(6)		+7	1	(82)		+83
Adjusted EBITDA from continuing operations	$189	$(1,374)	$	+1,563	$4,765	$(516)	$	+5,281

Reconciliation of Payment Solutions net revenue to revenue from continuing operations:
(in thousands, except percentages)	Q4 Fiscal 2012	Q4 Fiscal 2011	Change	Fiscal 2012	Fiscal 2011	Change
Revenue from continuing operations	$28,922	$28,491	+1.5%	$135,741	$130,170	+4.3%
Less: VSA revenue	194	319	(39.2)%	1,335	1,526	(12.5)%
Payment Solutions gross revenue	28,728	28,172	+2.0%	134,406	128,644	+4.5%
Less: Discount fees	18,052	20,463	(11.8)%	88,468	94,925	(6.8)%
Payment Solutions net revenue	$10,676	$7,709	+38.5%	$45,938	$33,719	+36.2%

About Official Payments Holdings, Inc. (www.OPAY.OfficialPayments.com):
Official Payments provides electronic payment solutions for over 3,000 clients across all 50 states, Puerto Rico and the District of Columbia. During the past year more than 12 million Customers and Constituents of our Clients utilized our services. Official Payments' solutions enable government agencies, educational institutions, utility companies, charitable organizations, and other billers to seamlessly accept secure, convenient payments by credit card, debit card and electronic check via mobile, web (www.OfficialPayments.com), telephone and point of sale.

CONTACT:
Jeff Hodges, CFO
770-325-3102
Investorrelations@officialpayments.com

Forward looking statements
Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to future events or Official Payments' future financial and/or operating performance and generally can be identified as such because the context of the statement includes words such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "shows," "predicts," "potential," "continue," or "opportunity," the negative of these words or words of similar import.  Official Payments undertakes no obligation to update any such forward-looking statements.  Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: intense competition in the marketplace; our ability to increase Payment Solutions revenues and reduce operating costs, including discount fees; our ability to execute on our sales, marketing and product development strategy and expand our business including introduction of new services, products, and product enhancements into the marketplace; completion of our infrastructure upgrade and timely consolidation of our payment platforms; maintaining secure systems and protecting against security breaches, loss of privacy/data, and fraud; unanticipated claims as a result of the failure of software providers, processors, vendors, or subcontractors to satisfactorily perform and complete engagements; the renewal,
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extension or early termination of client contracts or projects; and compliance with government regulations and the impact of regulatory requirements.    For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the sections, "Risk Factors" and "Management Discussion and Analysis of Financial Condition and Results of Operations" in the periodic reports on Form 10-K and Form 10-Q that we file with the Securities and Exchange Commission.

OFFICIAL PAYMENTS HOLDINGS, INC. AND SUBSIDIARY
Consolidated Balance Sheets

(in thousands, except per share data)	September 30, 2012 (unaudited)	September 30, 2011
ASSETS:
Current assets:
Cash and cash equivalents	$39,071	$39,760
Accounts receivable, net	5,304	4,467
Settlements receivable	15,291	7,648
Prepaid expenses and other current assets	1,692	2,368
Total current assets	61,358	54,243

Property, equipment and software, net	17,368	18,189
Goodwill	17,582	17,460
Other intangible assets, net	1,107	4,037
Other assets	509	238
Total assets	$97,924	$94,167

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$74	$1,057
Settlements payable	17,019	9,812
Accrued compensation liabilities	6,373	2,721
Accrued discount fees	5,616	4,900
Other accrued liabilities	2,201	3,881
Deferred income	284	439
Total current liabilities	31,567	22,810
Other liabilities:
Deferred rent	67	1,556
Other liabilities	1,103	28
Total other liabilities	1,170	1,584
Total liabilities	32,737	24,394

Commitments and contingencies

Shareholders' equity:
Preferred stock, no par value; authorized shares: 4,579; no shares issued and outstanding	—	—
Common stock, $0.01 par value, and paid-in capital; shares authorized: 44,260; shares issued: 20,817 and 20,817; shares outstanding: 16,642 and 16,642	195,126	193,732
Treasury stock—at cost, 4,175 and 4,175 shares	(31,383)	(31,383)
Accumulated other comprehensive loss	—	—
Accumulated deficit	(98,556)	(92,576)
Total shareholders' equity	65,187	69,773
Total liabilities and shareholders' equity	$97,924	$94,167

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OFFICIAL PAYMENTS HOLDINGS, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	Three months ended September 30,		Year ended September 30,
(in thousands, except per share data)	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)
Revenues (1)	$28,922	$28,491	$135,741	$130,170

Costs and expenses:
Direct costs	19,676	21,866	95,373	100,764
General and administrative	7,361	6,426	30,457	22,766
Selling and marketing	2,173	1,878	8,468	6,940
Depreciation and amortization	1,734	1,894	7,354	7,314
Total costs and expenses	30,944	32,064	141,652	137,784
Loss from continuing operations before other income and income taxes	(2,022)	(3,573)	(5,911)	(7,614)

Other income:
Interest (expense) income, net	(1)	6	(1)	82
Total other income	(1)	6	(1)	82

Loss from continuing operations before income taxes (2)	(2,023)	(3,567)	(5,912)	(7,532)
Income tax provision (benefit)	49	39	54	(100)

Loss from continuing operations	(2,072)	(3,606)	(5,966)	(7,432)
(Loss) gain from discontinued operations, net	(2)	(7)	(14)	219

Net loss (2)	$(2,074)	$(3,613)	$(5,980)	$(7,213)

(Loss) gain per share—Basic and diluted:
From continuing operations (2)	$(0.12)	$(0.21)	$(0.36)	$(0.43)
From discontinued operations	—	—	—	0.01
Loss per share—Basic and diluted (2)	$(0.12)	$(0.21)	$(0.36)	$(0.42)

Weighted average common shares used in computing:
Basic and diluted loss per share	16,642	16,951	16,642	17,112

(1)
Reflects revenues from the company's legacy VSA subsidiary which is being wound down of $0.2 million, $0.3 million, $1.3 million and $1.5 million, respectively in the fiscal fourth quarter 2012, the fiscal fourth quarter 2011, fiscal 2012, and fiscal 2011.

(2)
Reflects VSA income from continuing operations before and after taxes of $0.1 million, $0.3 million, $0.5 million and $1.3 million, respectively, in the fiscal fourth quarter 2012, the fiscal fourth quarter 2011, fiscal 2012 and fiscal 2011, amounting to $0.01, $0.02, $0.03 and $0.07 per share, respectively.

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OFFICIAL PAYMENTS HOLDINGS, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows

	Year ended September 30,
(In thousands)	2012 (unaudited)	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,980)	$(7,213)	$(6,193)
Less: (Loss) income from discontinued operations, net	(14)	219	(245)
Loss from continuing operations, net	(5,966)	(7,432)	(5,948)
Non-cash items included in net loss:
Restructuring costs	435	178	(21)
Depreciation and amortization	7,354	7,314	6,712
Provision for doubtful accounts	26	363	1,304
Deferred rent	(14)	204	388
Share-based compensation	1,394	(217)	1,012
Capitalized software impairment loss	—	268	—
(Gain) loss on trading investments	—	—	(31)
Gain on sale of equipment	—	—	(10)
Other	—	—	1
Net effect of changes in assets and liabilities:
Accounts receivable, net	(863)	53	(1,396)
Settlement processing assets and obligations, net	(436)	(195)	(960)
Prepaid expenses and other assets	405	(1,034)	629
Accounts payable and accrued liabilities	1,763	(624)	(196)
Income taxes receivable	—	7	84
Deferred income	(155)	(119)	(303)
Other long term liabilities	160	(268)	731
Cash provided by (used in) operating activities from continuing operations	4,103	(1,502)	1,996
Cash used in operating activities from discontinued operations	(14)	(149)	(855)
Cash provided by (used in) operating activities	4,089	(1,651)	1,141
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale securities	—	(13,248)	(23,587)
Sales and maturities of available-for-sale securities	—	21,826	19,886
Sales of trading securities	—	—	31,200
Restricted investments matured, sold and released from restriction	—	6,983	—
Purchase of equipment and software	(1,833)	(7,532)	(1,681)
Capitalized internally developed software	(2,789)	(2,749)	(3,563)
Earn out payments—ChoicePay	(122)	(79)	(52)
Collection of note receivable	—	—	527
Proceeds from sale of equipment	—	—	10
Cash (used in) provided by investing activities from continuing operations	(4,744)	5,201	22,740
Cash provided by investing activities from discontinued operations	—	368	610
Cash (used in) provided by investing activities	(4,744)	5,569	23,350
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of company stock	—	(10,363)	(749)
Net proceeds from issuance of common stock	—	482	82
Capital lease obligations and other financing arrangements	(34)	(34)	(36)
Cash used in financing activities	(34)	(9,915)	(703)
Net (decrease) increase in cash and cash equivalents	(689)	(5,997)	23,788
Cash and cash equivalents at beginning of period	39,760	45,757	21,969
Cash and cash equivalents at end of period	$39,071	$39,760	$45,757

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